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                                  EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                             Three months ended       Nine months ended
                                                September 30,           September 30,
                                            --------------------    --------------------
                                               1997        1996        1997       1996
                                            --------------------    --------------------
Primary:
Weighted average common shares                11,593      10,640      11,085      10,573
  outstanding
Net effect of dilutive stock equivalents
  based on the treasury stock method using
  average market price                            12         618          --         761
                                            --------------------    --------------------

Total weighted average shares outstanding     11,605      11,258      11,085      11,334
                                            ====================    ====================

Net income (loss)                           $    661    $  3,642     $(3,775)   $  3,070
Less dividends on preferred stock                 (9)         (9)        (26)        (26)
                                            --------------------    --------------------
Adjusted net income (loss)                  $    652    $  3,633     $(3,801)   $  3,044
                                            ====================    ====================


Net income (loss) per share                 $   0.06    $   0.32     $ (0.34)   $   0.27
                                            ====================    ====================

Fully diluted:
Weighted average common shares
  outstanding                                 11,593      10,640      11,085      10,573
Net effect of dilutive stock equivalents
 based on the treasury stock method
 using the higher of average or ending
 market price                                     20         645          --         761
Assumed conversion of preferred stock            200         200          --         200
                                            --------------------    --------------------
Total weighted average shares outstanding     11,813      11,485      11,085      11,534
                                            ====================    ====================
Net income (loss)                           $    661    $  3,642     $(3,775)   $  3,070
Less dividends on preferred stock                 --          --         (26)         --
                                            --------------------    --------------------
Adjusted net income (loss)                  $    652    $  3,633     $(3,801)   $  3,070
                                            --------------------    --------------------


Net income (loss) per share                 $   0.06    $   0.32     $ (0.34)   $   0.27
                                            ====================    ====================




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